UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 16, 2006

SWEET SUCCESS ENTERPRISES, INC.

(Name of small business issuer specified in its charter)

Nevada	000-51542	54-2088620
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

1250 NE Loop 410, Suite 630
San Antonio, Texas 78209
(Address of principal executive offices)

(210) 824-2496
(Registrant’s telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

SIGNATURES

Item 5.02               Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On Oct. 10, The Sweet Success Enterprises Inc. Board of Directors elected Alicia Smith Kriese to a seat on the Board and created both an independent Audit Committee and a Compensation Committee.

Ms. Kriese was elected chair of the Compensation Committee and Mr. Graydon D. Webb, who has served on the Company’s Board since 2003, was elected chair of the Audit Committee.

Ms. Kriese spent 18 years with Austin-based advertising agency GSD&M (an Omnicom Company) as senior vice president, group director, where she led the development of national brand strategies, corporate messaging and customer marketing campaigns for Wal-Mart Stores Inc. She also has served as a consultant for Sweet Success Enterprises Inc. under a previously disclosed, and recently expired, agreement with the Company.  As previously disclosed, Ms Kriese owns 60,000 shares of company stock and 180,000 stock options at various exercise prices.

Mr. Webb was chief operating officer for the 300-unit Diet Centers of America, was vice president of franchise sales for Wendy’s restaurants; he founded G.D. Ritzy’s Inc., a fast food franchiser; and founded the Auric Group, a consulting group specializing in restaurant and general franchising.

The Company’s Board of Directors now includes seven members, four of whom are independent.

Independent members serving on the Audit Committee include: Mr. Webb, Chair; Mr. Theodore M. Heesch, a Houston-based Architect; and Mr. Robert I. Lippincott, an Austin-based real estate developer and restaurateur.

The Audit Committee functions in part as an independent and objective party with oversight of the Company’s financial reporting process and internal controls.

Members serving on the Compensation Committee include: Ms. Kriese, Chair; Mr. Robert I. Lippincott, an Austin-based real estate developer and restaurateur; and Mr. Graydon D. Webb.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SWEET SUCCESS ENTERPRISES, INC.

Date: October 16, 2006	By:	\s\ Glenn Williamson
Glenn Williamson
President, Chief Operation Officer and Director